EXHIBIT 10.3
7 June 2007
PUT AND CALL OPTION AGREEMENT
Between
MARINA BEZZUB
AGNE TUMENAITE
as Sellers
and
PEPSIAMERICAS, INC.
PEPSICO, INC.
as Buyers

Table of Contents

1. INTERPRETATION	3
2. GRANT OF THE OPTIONS	5
3. CONDITIONS	5
4. OPTION PERIOD	5
5. EXERCISE OF PUT OPTION	6
6. WARRANTIES	6
7. CONFIDENTIALITY	7
8. ANNOUNCEMENTS	8
9. ASSIGNMENT	8
10. VARIATION	8
11. WAIVER	8
12. ENTIRE AGREEMENT	8
13. COSTS	8
14. COUNTERPARTS	8
15. NOTICES; POWER OF ATTORNEY	9
16. GOVERNING LAW; ARBITRATION	10
17. LANGUAGE	11
ANNEX 1 SALE AND PURCHASE AGREEMENT	13

THIS AGREEMENT is made on 7 June 2007 between the following parties:
(1)	Marina Bezzub and Agne Tumenaite, each of whom are individuals residing in Republic of Lithuania (the “Sellers”); and

(2)	PepsiAmericas, Inc., a company incorporated in Delaware and PepsiCo, Inc., a company incorporated in North Carolina (the “Buyers”),

(each a “Party” and together the “Parties”).
RECITALS
(A)	Limited Liability Company “Sandora” (the “Company”) was registered in the Ukraine on 8 October 1998 with registered number 1511 120 0000 0000 23 and identification number 22430008 and is a limited liability company.
(B)	As of the date hereof, the Sellers together hold 20% (twenty per cent.) of the participation interests in the Company. The remaining 80% (eighty per cent.) of the participation interests are held as of the date hereof by Igor Yevgenovych Bezzub, Raimondas Tumenas, Sergiy Oleksandrovych Sypko, Olena Mykhailivna Sypko, Oleksiy Sergiyovich Sypko and Andriy Sergiyovich Sypko (together, the “Other Participants”).
(C)	The Sellers have agreed the terms of a possible sale and purchase of their participation interests in the Company to the Buyers as set out in the Sale and Purchase Agreement attached hereto as Annex 1.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement, the following expressions have the following meanings:

“Applicable Law”	means, with respect to any subject matter, action or document, each applicable statute, law, regulation, ordinance, rule, judgment, rule of common law (to the extent relevant), as well as any order, decree, directive, licence, and other restriction of any Governmental Entity;

“Business Day”	means any day other than a Saturday or Sunday on which banks are normally open for general business in London, Kiev and Vilnius;

“Buyers”	has the meaning given to it in the Preamble;

“Buyers’ Subsidiary”	means any entity which is majority owned, directly or indirectly, by PepsiCo, Inc. and/or PepsiAmericas, Inc;

“Call Option”	has the meaning given to it in Clause 2.2;

“Company”	has the meaning given to it in the Recitals;

“Confidential Information”	has the meaning given to it in Clause 13.1;

“Encumbrance”	means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind having similar effect;

“Exercise Date”	has the meaning given to it in Clause 5.1(a);

“Exercise Notice”	means the written notice given in accordance with Clause 5.1 or Clause 6.1;

“LCIA Court”	has the meaning given to it in Clause 16.2;

“Option Period”	means the time during which the Options are capable of exercise, as set out in Clause 4.1 and Clause 4.2 respectively;

“Option”	means the Put Option and the Call Option or either of them;

“Other Participants”	has the meaning given to it in the Recitals;

“Other Party”	has the meaning given to it in Clause 5.1;

“Party” and “Parties”	has the meaning given to it in the Preamble;

“Put Option”	has the meaning given to it in Clause 2.1;

“Related Agreement”	has the meaning given to it in Clause 16.4;

“Rules”	has the meaning given to it in Clause 16.2;

“Sale and Purchase Agreement”	means the agreement for the sale and purchase of 20% of the participation interests in the Company in the form of Annex 1; and

“Sellers”	has the meaning given to it in the Preamble;
1.2	In this Agreement:
1.2.1	references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

1.2.2	references to the Preamble, a Recital, Clause or Schedule are to the preamble, recital, clause or schedule of this Agreement, and references to this Agreement include the Schedules;

1.2.3	the headings in this Agreement do not affect its construction or interpretation;

1.2.4	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the Parties;

1.2.5	references to writing shall be deemed to include any modes of reproducing words in a legible or non-transitory form;

1.2.6	the singular includes the plural and vice versa and any gender includes any other gender; and

1.2.7	references to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, tax principle, provision or any other legal concept shall, in respect of the Ukraine and Lithuania, be deemed to include the legal concept which most nearly approximates in that legal jurisdiction to the English legal term.
2.	GRANT OF THE OPTIONS

2.1	Subject to the condition in Clause 3.1 and in consideration of the Sellers granting the Buyers the Call Option referred to in Clause 2.2, the Buyers grant to the Sellers an option to require the Buyers to enter into the Sale and Purchase Agreement (the “Put Option”).

2.2	Subject to the condition in Clause 3.1 and in consideration of the Buyers granting the Sellers the Put Option referred to in Clause 2.1, the Sellers grant to the Buyers an option to require the Sellers to enter into the Sale and Purchase Agreement (the “Call Option”).

3.	CONDITIONS

3.1	The Options may only be exercised if the Buyers have, or a Buyers’ Subsidiary has completed the acquisition of at least 70% (seventy per cent) of the remaining participation interests in the charter capital of the Company from the Other Participants.

3.2	If the condition specified in Clause 3.1 has not been satisfied on 15 December 2007 or such later time as the parties may agree in writing, the Options shall lapse and this Agreement shall terminate and, subject to Clause 3.3, no Party shall have any claim against any other Party under this Agreement except in relation to any breach occurring before that date.

3.3	On termination of this Agreement in accordance with Clause 3.2 or otherwise, unless stated otherwise, Clauses 1 (Interpretation), 7 (Confidentiality), 8 (Announcements), 9 (Assignment), 10 (Variation), 12 (Entire Agreement), 13 (Costs), 15 (Notices; Power of Attorney) and 16 (Governing Law; Arbitration) shall continue in full force and effect but all other rights and obligations of the Parties shall cease immediately. Termination does not affect the Parties’ accrued rights and obligations as at termination.

4.	OPTION PERIOD

4.1	The Put Option may only be exercised after 4 November 2007 or, if later, the date on which the condition set out in Clause 3.1 is satisfied.

4.2	The Call Option may only be exercised after 4 November 2007 or, if later, the date on which the condition set out in Clause 3.1 is satisfied.

4.3	For the purposes of Clause 4.1 and Clause 4.2, the date of exercise of the Option is the date on which the Exercise Notice is served and not the date on which the Exercise Notice is deemed to be received in accordance with Clause 15.3.

5.	EXERCISE OF PUT OPTION

5.1	The Put Option shall be exercised only by the Sellers and the Call Option shall be exercised only by the Buyers (each, upon such exercise, the “Exercising Party”), in each case by giving notice (the “Exercise Notice”) to the other Party (the “Other Party”), which notice shall:
(a)	include the date on which the Exercise Notice is given (the “Exercise Date”) as well as a statement to the effect that the Exercising Party is exercising the Option;

(b)	be accompanied by a counterpart of the Sale and Purchase Agreement dated with the Exercise Date and duly executed by the Exercising Party.
5.2	Upon receipt of the Exercise Notice the Other Party shall promptly execute a counterpart of the Sale and Purchase Agreement and return the so executed Sale and Purchase Agreement to the Exercising Party.

5.3	Once given, an Exercise Notice may not be revoked by the Exercising Party without the written consent of the other Party.

6.	WARRANTIES

6.1	The Sellers warrant to the Buyers as of the date hereof and of the Exercise Date as follows:
(a)	The Sellers have full power and authority without requiring the consent of any other person, and have taken all necessary actions, to enter into and exercise their rights and perform their obligations under this Agreement and all other documents to be executed by them hereunder.

(b)	This Agreement and all other documents to be executed by the Sellers hereunder will, when executed, constitute lawful, valid and binding obligations of the Sellers in accordance with their respective terms.

(c)	The execution, delivery and performance by the Sellers of this Agreement will not constitute a violation of any law applicable or relating to the Sellers.

(d)	Each of the Sellers warrants that such Seller is not (i) a United States Shareholder as defined in Section 951(b) of the United States Internal Revenue Code of 1986, or (ii) a resident of Ukraine for purposes of Applicable Laws governing Ukrainian currency control or tax regulations.

(e)	Each of the Sellers is the registered legal owner of the participation interest set opposite her name in schedule 2 of the Sale and Purchase Agreement and is beneficially entitled to effect or procure the sale and transfer of such participation interest, and such participation interest shall be fully paid in and free from all Encumbrances (other than those expressly provided for in the

Sale and Purchase Agreement, the organisational documents of the Company and/or those that arise by application of Applicable Law).
(f)	None of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any of her participation interest (other than this Agreement).

(g)	None of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of her participation interest (other than this Agreement).
6.2	The Buyers warrant to the Sellers as of the date hereof as follows:
(a)	The Buyers have full power and authority without requiring the consent of any other person, and have taken all necessary actions, to enter into and exercise their rights and perform their obligations under this Agreement and all other documents to be executed by them hereunder.

(b)	This Agreement and all other documents to be executed by the Buyers hereunder will, when executed, constitute lawful, valid and binding obligations of the Buyers in accordance with their respective terms.

(c)	The execution, delivery and performance by the Buyers of this Agreement will not constitute a violation of any law applicable or relating to the Buyers or a violation of any of the organisational documents of the Buyers.

(d)	The Buyers are duly organised, validly existing and in good standing under the laws of their respective jurisdiction of organisation.
7.	CONFIDENTIALITY

7.1	From the date of this Agreement and after termination, without limit in time each Party will keep confidential the provisions and subject matter of this Agreement and the negotiations relating to it (together the “Confidential Information”).

7.2	Notwithstanding Clause 7.1, the receiving Party may disclose Confidential Information
(a)	if and to the extent required by:
(i)	law or by any order of a court of competent jurisdiction; and/or

(ii)	any governmental body or other regulatory or tax authority which is entitled to require any such disclosure, whether or not the requirements have the force of law;
provided that, save where giving notice to the other Party is prohibited by law, it gives the disclosing Party as much notice of such disclosure as practicable; or

(b)	if and to the extent the disclosing Party has given its prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.
8.	ANNOUNCEMENTS

8.1	Subject to Clause 8.2, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

8.2	This Clause shall not apply to any announcement or public statement by any Party required by law, or the rules of any regulatory or governmental body to which such Party is subject, including the rules of a recognised investment exchange any stock exchange on which any securities of the relevant Party are listed, in which case the Party concerned shall make all reasonable attempts to agree the contents of such announcement or statement with the other Parties before it is made.

9.	ASSIGNMENT

No Party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement without the prior written consent of the other.

10.	VARIATION

Any variation of this Agreement must be in writing and signed by each Party or, in the case of a body corporate, a duly authorised officer or representative of such Party.

11.	WAIVER

A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such right or remedy or other rights or remedies nor shall either operate so as to bar the exercise or enforcement thereof.

12.	ENTIRE AGREEMENT

This Agreement and the Schedules hereto and any other agreement or instrument contemplated hereby constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and, save as expressly provided in this Agreement, is not intended to confer upon any person other than the Parties any rights or remedies hereunder pursuant to the Contracts (Rights of Third Parties) Act 1999.

13.	COSTS

Save as otherwise expressly stated in this Agreement, each Party shall pay its own costs in connection with the negotiation, preparation and implementation of this Agreement and all agreements ancillary to it.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

15.	NOTICES; POWER OF ATTORNEY

15.1	A notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the Party due to receive it at the address set out in this Clause 15 and shall be deemed to have been delivered in accordance with this Clause 15.

15.2	The Parties’ addresses and fax numbers for the purposes of this Agreement are:

Buyers:

PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577 For the attention of: Tim Heaviside, Assistant General Counsel Fax number: +1 914 253 2752

PepsiAmericas, Inc. 4000 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, MN 55402 For the attention of: Matt Carter, Senior Vice-President M&A

Fax number: +1 612 661 4004

Sellers:

Marina Bezzub 25 Alivu Street Gineitishkiu Village Zuyumu District Vilnius Region Republic of Lithuania

Fax number: +370 5 278 9111

Agne Tumenaite 36 Zhelvos Street Vilnius City Republic of Lithuania

Fax number: +370 5 278 9111
or such other address or fax number as the relevant Party notifies to the other Parties, which change of address shall only take effect if delivered and received in accordance with this Clause.

15.3	A notice so addressed shall be deemed to have been received:
(a)	if personally delivered, at the time of delivery;

(b)	if sent by pre-paid first class post, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

(c)	if sent by registered air-mail, 5 (five) Business Days after the date of posting to the relevant address; and

(d)	if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice of communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am to 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.
15.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by electronic mail.

15.5	Each of the Sellers hereby grants a power of attorney to Igor Yevgenovych Bezzub to accept and serve notices and to make legally binding declarations on behalf of each of both Sellers with regard to this Agreement and the proposed transaction. Igor Yevgenovych Bezzub accepts this power of attorney.

16.	GOVERNING LAW; ARBITRATION

16.1	This Agreement is governed by, and shall be construed in accordance with, English law.

16.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration (the “Rules”) of the London Court of International Arbitration (the “LCIA Court”) in force at the date of this Agreement, which Rules are deemed to be incorporated by reference to this Clause 16. There shall be three arbitrators, and the Parties agree that one arbitrator shall be nominated by each party for appointment by the LCIA Court in accordance with the Rules. The third arbitrator who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-approved arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. The seat of the arbitration shall be London. The language of this arbitration shall be English.

16.3	The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including but not limited to injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including but not limited to injunctive relief and including but not limited to pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. For the avoidance of doubt, this Clause 16 is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to section 44 of the Arbitration Act 1996 of England.

16.4	In order to facilitate the comprehensive resolution of related disputes, the Parties agree that upon request of any Party to an arbitration pursuant to this Clause 16, the arbitral tribunal may, within 90 days of its appointment, consolidate the arbitration with any other arbitration or proposed arbitration involving any of the Parties and relating to this Agreement and/or any other agreement (a “Related Agreement”) for the sale and purchase of any participation interest in the Company other than the Participation Interests executed simultaneously with this Agreement. The arbitral tribunal shall not consolidate such arbitrations unless it determines that (a) there are issues of fact or law common to the arbitrations in question so that a consolidated proceeding would be more efficient than separate proceedings, and (b) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal constituted under any Related Agreement, the ruling of the first formed panel shall control. In the case of the consolidated proceeding, the arbitrators in that proceeding shall be appointed by the LCIA Court.

17.	LANGUAGE

17.1	This Agreement is written in English and Russian. In the event of any discrepancy between the English and the Russian versions, the English version shall prevail.

IN WITNESS WHEREOF THIS AGREEMENT WAS EXECUTED AS A DEED BY THE PARTIES HERETO ON THE DATE SET OUT ON PAGE 1.

Signed by Igor Yevgenovych Bezzub	)
For MARINA BEZZUB		/s/ IGOR YEVGENOVYCH BEZZUB

As per the attached power of attorney

In the presence of	)	/s/ PHILIPP J. WAHL

Name and occupation of witness		Philipp J. Wahl, Counsel

Signed by Raimondas Tumenas	)
For AGNE TUMENAITE	)	/s/ RAIMONDAS TUMENAS

As per the attached power of attorney	)
)

In the presence of	)	/s/ PHILIPP J. WAHL

Name and occupation of witness		Philipp J. Wahl, Counsel

Signed for and on behalf of	)
PEPSIAMERICAS, INC.	)	/s/ ROBERT C. POHLAD

Name and position		Robert C. Pohlad
Chairman of the Board and
Chief Executive Officer

Signed by for and on behalf of	)
PEPSICO, INC.	)	/s/ TIM HEAVISIDE

Name and position		W. Timothy Heaviside
Assistant General Counsel

ANNEX 1
SALE AND PURCHASE AGREEMENT